UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 23, 2006

Patient Safety Technologies, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-09727	13-3419202
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification Number)

1800 Century Park East, Ste. 200, Los Angeles, CA 90067
(Address of principal executive offices) (zip code)

(310) 895-7750
(Registrant's telephone number, including area code)

Copies to:
Marc J. Ross, Esq.
Sichenzia Ross Friedman Ference LLP
1065 Avenue of the Americas
New York, New York 10018
Phone: (212) 930-9700
Fax: (212) 930-9725

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On October 23, 2006, Patient Safety Technologies, Inc. (the “Company”) received notice from the staff of the American Stock Exchange (“AMEX”) indicating that it intends to strike the Company’s common stock from listing on AMEX by filing a delisting application with the Securities and Exchange Commission. In its letter, AMEX stated that it has determined that the Company has failed to comply with certain continued listing standards in that it does not meet the exchange’s stockholders equity requirements and is financially impaired. In addition, the Company failed to pay certain listing fees, and issued securities without prior approval of the exchange.

The Company intends to appeal AMEX’s determination by requesting a hearing in accordance with appropriate procedures as outlined by the Amex Company Guide, and will request AMEX’s approval to continue trading during the appeal process. If unsuccessful on appeal, the Company intends to continue to trade on another public exchange.

A copy of the press release announcing the receipt of the AMEX notice is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Effective October 24, 2006, Lynne Silverstein resigned as the interim Chief Executive Officer and a member of the Board of Directors (the “Board”) of the Company, but will continue to serve as the President of the Company, and Louis Glazer resigned as Chairman of the Board, but will continue to serve as a member of the Board. In addition, on October 24, 2006, the Board appointed Milton “Todd” Ault, III as the Company’s Chief Executive Officer and as a member and Chairman of the Board to fill the vacancies created. Mr. Ault has previously served as the interim Chief Executive Officer and a director of the Company prior to his resignation from said positions, effective September 29, 2004.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

99.1	Press release issued by Patient Safety Technologies, Inc. on October 27, 2006 (Filed herewith)

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Patient Safety Technologies, Inc.

Dated: October 27, 2006	By:	/s/ Lynne Silverstein
Name: Lynne Silverstein
Title: President